Exhibit 5.1

September 10, 2019

Capital Senior Living Corporation 14160 Dallas Parkway, Suite 300 Dallas, Texas 75254 Ladies and Gentlemen:	Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

We have acted as counsel for Capital Senior Living Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 137,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) a maximum of 112,500 shares of performance-based restricted stock (consisting of 45,000 shares that vest upon achievement of the target performance objective and an additional 67,000 shares that are issuable upon achievement of the maximum performance objective), and (ii) 25,000 shares of time-based restricted stock, each of which is being granted as an inducement award outside of a plan to Brandon Ribar in connection with his appointment as the Company’s Executive Vice President and Chief Operating Officer (collectively, the “Inducement Awards”).

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Amended and Restated Certificate of Incorporation and all amendments thereto, (ii) the Company’s Second Amended and Restated Bylaws, (iii) the award agreements governing the Inducement Awards, (iv) the Registration Statement, (v) the relevant corporate resolutions, and (iv) certificates of officers of the Company with respect to certain facts material to the opinion contained herein.

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as copies, and (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Inducement Awards, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable.

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Capital Senior Living Corporation September 10, 2019 Page 2

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP